EXHIBIT 99.1

Pac-Van, Inc. Wins Award at Modular Building Institute’s “Awards of Distinction” Event

Indianapolis, IN, March 22, 2019 – General Finance Corporation’s (NASDAQ:GFN) subsidiary, Pac-Van, Inc., announced its recognition at the Modular Building Institute’s 2019 World of Modular annual convention and trade show.

At this year’s “Awards of Distinction” ceremony, Pac-Van was awarded an “honorable mention” in the relocatable single-wide category for its United Shores Professional Baseball League (USPBL) merchandise container project in Utica, Michigan.

“Pac-Van has a long history of being recognized for its modular and customized container projects, and it’s exciting to see that trend continue at this year’s World of Modular convention,” said Ted Mourouzis, CEO and President of Pac-Van, Inc. “To consistently receive recognition at this level is a testament to the expertise and creativity of our staff, and to the relationships and level of collaboration we have with our great customers.”

For more information about this project, please see the USPBL merchandise container case study on the Pac-Van website.

About the Modular Building Institute (MBI)
The Modular Building Institute (MBI) is the international nonprofit trade association serving modular construction. As the Voice of Commercial Modular Construction™, MBI’s mission is to expand the use of offsite construction through innovative construction practices, outreach and education to the construction community and customers, and recognition of high-quality modular designs and facilities. For more information on MBI, please visit modular.org.

About Pac-Van
Pac-Van, Inc. (www.pacvan.com), a wholly-owned subsidiary of General Finance Corporation, provides storage and office space solutions to its customers through the leasing and selling of storage containers, mobile office trailers, modular buildings and bulk liquid storage frac tanks. The company serves a wide variety of customers, including those in the commercial, construction, education, government, health care, industrial, and retail sectors. Committed to providing high quality products, dependable service and sales excellence, Pac-Van, Inc. is headquartered in Indianapolis, Indiana, and has over 60 offices throughout North America.

About General Finance Corporation
Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions. Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries. The Company’s Asia-Pacific leasing operations in Australia and New Zealand consist of Royal Wolf Holdings Pty Ltd (www.royalwolf.com.au), the leading provider of portable storage solutions in those countries. The Company’s North America leasing operations consist of wholly-owned subsidiaries Pac-Van, Inc. and Lone Star Tank Rental Inc. (www.lonestartank.com), providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings. The Company also owns Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers and, under the trade name Southern Fabrication Specialties (www.southernfabricationspecialties.com), other steel-related products in North America.

Media Contact: Shannon Jordan Pac-Van, Inc. sjordan@pacvan.com 317-489-5771		Investor Contact: Larry Clark Financial Profiles, Inc. lclark@finprofiles.com 310-622-8223
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